Exhibit 10.4.3



August 16, 1999



Steve Bauman
1514 Redwood Drive
Los Altos, CA, 94024

Dear Steve,

We are pleased to confirm our offer to you to join VINA Technologies, Inc. as President and CEO, reporting to the Board of Directors.

Your gross base salary will be $16,666 per month ($200,000 per year) with semi-monthly pay periods. You will also be eligible for an incentive bonus equal to 50% of your base salary. The performance measurements for the bonus plan will be determined within 90 days from your start date, however Vina will guarantee the first year bonus. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,660,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

In reference to a change of control the following paragraph will be added to your stock option agreement and will amend Section 4 to include subsection 4
(d).

     Notwithstanding any other provision of this section 4, purchaser shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, twenty-four (24) months of additional vesting of the Stock upon (i) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or
(ii) a sale of all or substantially all of the assets of the corporation; unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. In addition to the previous sentence, if Purchaser is terminated without good cause or resigns with good cause within one (1) year after the completion of either of the events listed in subsections (i) or (ii) of this paragraph, Purchaser shall acquire a vested interest in, and the Repurchase Right shall lapse with respect to, an additional twelve (12) months vesting of the Stock."

This letter supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a majority of the Board of Directors. Your employment with the company will be at will, which means that your employment may be terminated at any time by you or VINA Technologies, Inc. for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding your employment relationship. This offer of employment is contingent upon your signing the Employee Proprietary Information and Inventions Agreements and your providing the Company with the legally required proof of your identity and authorization to work in the United States.

This offer of employment will expire the close of business August 16, 1999. To accept this offer, please sign and return this offer letter to me by that date. Should you have any questions, do not hesitate to call me.

Steve, as a key member of an early stage start-up, (almost up-start) your contributions will invaluable to the company. We look forward to your accepting our offer and leading the team at VINA Technologies, Inc.

Sincerely,



/s/ Michael West

Michael West
Chairman



I am pleased to accept this offer with VINA Technologies, Inc. I will report to work on

        8/23/99
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Signed:



  /s/ Steven M. Bauman                                8/16/99
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  Signature                                           Date